Exhibit 10.26(e)

Execution Version

TWIN RIVER WORLDWIDE HOLDINGS, INC.
AMENDMENT TO NONQUALIFIED STOCK OPTION AGREEMENT(S)

THIS AMENDMENT (this “Amendment”) is effective as of January 12, 2017 between Twin River Worldwide Holdings, Inc. (f/k/a BLB Worldwide Holdings, Inc., the “Company”) and Glenn Carlin (the “Participant”):

RECITALS

WHEREAS, the Company and the Participant have previously entered into one or more Nonqualified Stock Option Agreements (each, as applicable and as previously amended, an “Option Agreement”).

WHEREAS, the purpose of this Amendment is to clarify the applicable put right limitations in light of subsequently granted equity awards. Capitalized terms not otherwise defined herein will have the same meaning as in the applicable Option Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

1.          Section 3(c)(i)(E) of each Option Agreement is hereby amended and restated in its entirety as follows:

“(E) In the event that the Company would otherwise be required to purchase or cancel Shares (whether then outstanding or subject to outstanding options) in excess of the amount permitted by the Regulatory Agreement or the Company’s financing agreements during the First 2016 Put Period, the Second 2016 Put Period, the First 2017 Put Period, the Second 2017 Put Period, the First 2018 Put Period, the Second 2018 Put Period any First Subsequent Put Period or any Second Subsequent Put Period (each, a “Put Period”), or at the time of any request pursuant to Section 3(c)(ii) (any such applicable requested time, an “Applicable Time”), then the number of Shares requested to be purchased or cancelled during the applicable Put Period or at the Applicable Time pursuant to this Section 3(c) will be reduced on a pro-rata basis by multiplying the number of Shares requested to be purchased or cancelled during the applicable Put Period or at the Applicable Time pursuant to this Section 3(c) by the Permitted Share Percentage for the applicable Put Period or the Applicable Time. The “Permitted Share Percentage” for an applicable Put Period or an Applicable Time means a percentage represented by a fraction, the numerator of which is (x) the maximum total dollar value which the Company could use to purchase or cancel Shares during the applicable Put Period or at the Applicable Time pursuant to this Section 3(c) without triggering the limitations imposed by this Section 3(c)(i)(E), and the denominator of which is (y) the total dollar value necessary for the Company to purchase or cancel all Shares that would otherwise be required to be purchased or cancelled by the Company.”

2.          Except as amended hereby, each Option Agreement will remain in full force and effect in accordance with its terms.

(SIGNATURES ON FOLLOWING PAGE)

Twin River Worldwide Holdings, Inc.

By:	/s/ George Papanier
Name:	George Papanier
Title:	Chief Executive Officer

Agreed and acknowledged:

/s/ Glenn Carlin
Glenn Carlin

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